Exhibit 10.01

PLAN SUPPORT AGREEMENT CONCERNING FOURTH AMENDED JOINT PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR ADELPHIA
COMMUNICATIONS CORPORATION, et al. (the “Debtors”)

Following successful negotiations between the Debtors, the Ad Hoc Adelphia Trade Claims Committee (the “Trade Committee”), and the members of the Trade Committee that are a party to this Agreement (solely in their capacity as members of the Trade Committee and as the holders of Operating Company Trade Claims (defined below), the “Trade Committee Members” and collectively with the Debtors and the Trade Committee, the “Parties”), the Parties have reached agreement on the terms and conditions of certain modifications to the Debtors’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated November 21, 2005 (as filed, the “Existing Plan” and as so modified, including in accordance with the terms of this Agreement, the “Modified Plan”) that, subject to satisfaction of the provisions hereof, will result in the full support of the Trade Committee and the Trade Committee Members with respect to the treatment of Operating Company Trade Claims under the Modified Plan.  In connection therewith, this plan support agreement (the “Agreement”), dated as of the 10th day of April 2006, sets forth the terms and conditions pursuant to which the Trade Committee and the Trade Committee Members will support the Modified Plan:

Capitalized terms used but not defined herein have the meanings given to them in the Existing Plan.

1.             General Structure:  The terms and structure of the Modified Plan will be the same as those contained in the Existing Plan, as (i) contemplated to be modified by this Agreement, (ii) necessary to reflect, in the Debtors’ sole discretion, changes to subject one or more of the Debtors or Debtor Groups, identified in the list provided to counsel to the Trade Committee on April 10, 2006 (the “Additional Debtor Group(s)”), to holdback provisions similar to those contained in the Existing Plan with respect to the Arahova and FrontierVision Holdco Debtor Groups, and (iii) otherwise may be modified by the Debtors in a manner that does not adversely affect the treatment of Trade Claims held against the Operating Companies (as defined in Paragraph 5 below) (collectively, such Trade Claims are referred to hereinafter as “Operating Company Trade Claims”).  Except as provided in Paragraph 2(b) below, the Debtors shall not amend or modify the Modified Plan in any manner that adversely affects the treatment of Operating Company Trade Claims contemplated by the Plan Modifications (as defined below) without the prior written consent of the Trade Committee (which consent shall not be unreasonably withheld or delayed so long as the modifications do not adversely impact the Trade Committee’s economic interest), unless: (w) such amendment or modification is required as a result of a decision of the Bankruptcy Court, or the Debtors conclude after due inquiry and analysis as is reasonable under the circumstances that: (x) prior to Bankruptcy Court approval of this Agreement, it is necessary to further amend or modify the Modified Plan in order to satisfy the legal entitlements of holders of Claims that are structurally or legally senior or pari passu in priority to Operating Company Trade Claims for the purpose of obtaining confirmation of the Modified Plan (and provided that the Debtors inform the Trade Committee in writing promptly after the Debtors make such determination), provided however that in connection with any modification or amendment under this subparagraph (x), in no event shall the Debtors substitute TWC Class A Common Stock for Cash in distributions to holders of Allowed Operating Company Trade Claims if the holders of the FrontierVision Holdco Notes, the FPL Note, or the Olympus Parent Notes are receiving Plan Consideration on account of the principal and interest components of such Claims which includes Cash unless such Claims are pari passu with Allowed Operating Company Trade Claims in the applicable Debtor Group; or (y) after Bankruptcy Court approval of this Agreement, changed circumstances (that is, a change in circumstance arising after the date of this Agreement that is not reasonably anticipated) cause consummation of the Modified Plan consistent with the Plan Modifications to be unobtainable, provided, however, that (1) prior to making any such modification or amendment under this subparagraph (y), the Debtors shall confer in good faith with the Trade Committee regarding the changed circumstances and if the Parties cannot reach agreement they shall cooperate in promptly seeking Bankruptcy Court resolution of whether there are any such changed circumstances, (2) in connection with any modification or amendment under this subparagraph (y), the Debtors may substitute TWC Class A Common Stock for Cash in distributions to Allowed Operating Company Trade Claims to the extent necessary to consummate the Modified Plan and only if the holders of the FrontierVision Holdco Notes, the FPL Note, or the Olympus Parent Notes are not receiving Plan Consideration on account of the principal and interest components of such Claims which includes Cash unless such Claims are pari passu with Allowed Operating Company Trade Claims in the applicable Debtor Group and the Debtors shall use their reasonable best efforts to adopt any such modification or amendment under this subparagraph (y) that under the circumstances mitigates the adverse impact on the Plan Modifications described herein, and (3) unless required as a result of a decision or order of a court of competent jurisdiction, the Debtors may not make any modifications to the rate of postpetition interest as set forth in Paragraph 2(a) below.

2.             Payment of Postpetition Interest; Inter-Creditor Dispute Issues:

a.                                       Payment of Postpetition Interest.  The Existing Plan shall be modified to provide that simple interest shall accrue at 8% per annum with respect to each Allowed Operating Company Trade Claim from the Commencement Date until the Effective Date (such interest, “Postpetition Interest”), whether or not an agreement or instrument or applicable law gives rise to such Claim for postpetition interest and/or provides for a different rate of interest with respect to such Claim for postpetition interest, provided however, that with respect to Trade Claims against the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Additional Debtor Group(s) (collectively, the “Affected Debtor Groups”), accrual of Postpetition Interest remains subject to the resolution of the Inter-Creditor Dispute; and provided further however, that with respect to Trade Claims against the Ft. Myers Debtor Group and the Affected Debtor Groups, the payment of postpetition interest shall be subject to the first and last sentences of Section 8.14(a) of the Existing Plan.  The Trade Committee acknowledges that drafts of the proposed modifications necessary to implement the foregoing and the terms set forth in Paragraph 3 below have been provided to them by the Debtors and are acceptable in form and substance.

b.                                      Inter-Creditor Dispute Issues.  To the extent the Debtors determine, after due inquiry and analysis, it is necessary to change the proposed treatment for one or more of the Debtors or Debtor Groups identified on the list provided to counsel to the Trade Committee on April 10, 2006, in connection with the Inter-Creditor Dispute, the Debtors shall be permitted to modify the Modified Plan to provide that (i) distributions on account of Operating Company Trade Claims in such Debtors or Debtor Groups shall be determined in accordance with the Inter-Creditor Dispute Resolution and (ii) the right to the payment of postpetition interest on account of Operating Company Trade Claims in such Debtors or Debtor Groups shall be subject to the first and last sentences of Section 8.14(a) of the Existing Plan.

3.             Payment and Form of Consideration:  Subject to the provisions of Paragraphs 1 and 2 above, holders of Allowed Operating Company Trade Claims within  all Debtor Groups (except the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, the Additional Debtor Group(s) and the Ft. Myers Debtor Group) shall be paid in full plus postpetition interest, and as to form of Plan Consideration distributed on account of such Claims each of the following terms shall apply:

(a)           with respect to the portion of such Operating Company Trade Claims that is represented by the face amount of the Claim plus postpetition interest computed at the federal judgment rate as of the Commencement Date (the “Federal Judgment Rate”), holders of such Claims shall receive the treatment provided on account of such Claims under the Existing Plan, which treatment is payment in Cash,  subject only to the follow limited exceptions:

(x) in the Debtors’ sole discretion, up to one percentage point of the entire payment on account of such portion of the Claims shall be in the form of TWC Class A Common Stock (for the avoidance of doubt, if the recovery on account of such portion of the Claims is 108 points, then no less than 107 points shall be in Cash and no more than 1 point shall be in the form of TWC Class A Common Stock);

(y) in the event there are Non-Transferred MCE Systems prior to the Effective Date, some portion of the Plan Consideration (as described in Section II.A.2. of the Disclosure Statement) may be in the form of TWC Class A Common Stock, provided, however, that the Debtors may not substitute TWC Class A Common Stock if the holders of the FrontierVision Holdco Notes, the FPL Note, or the Olympus Parent Notes are receiving Plan Consideration on account of the principal and interest components of such Claims which includes Cash unless such Claims are pari passu with Allowed Operating Company Trade Claims in the applicable Debtor Group; and

(z) for those Debtor Groups to which it is applicable pursuant to the Existing Plan (that is, the Century-TCI and Parnassos Debtor Groups), if the TW Expanded Transaction is consummated, some portion of the Plan Consideration may be in the form of TWC Class A Common Stock,  provided, however, that the Debtors may not substitute TWC Class A Common Stock if the holders of the FrontierVision Holdco Notes, the FPL Note, or the Olympus Parent Notes are receiving Plan Consideration on account of the principal and interest components of such Claims which includes Cash unless such Claims are pari passu with Allowed Operating Company Trade Claims in the applicable Debtor Group, provided that nothing herein shall be construed to preclude the Debtors from amending the Modified Plan to modify the form of Plan Consideration to be paid to holders of Allowed Operating Company Trade Claims against Debtor Groups in addition to the Century-TCI and Parnassos Debtor Groups in the event the TW Expanded Transaction is consummated, but any such amendment shall constitute a Termination Event as set forth in Paragraph 13(c) of this Agreement.

(b)           with respect to the portion of such Operating Company Trade Claims that is represented by postpetition interest in excess of the Federal Judgment Rate (that is, the difference between the Federal Judgment Rate and eight (8%) percent):

(x) in the Debtors’ sole discretion, up to one percentage point of the entire payment on account of such portion of the Claims shall be in the form of TWC Class A Common Stock and the remaining payment on account of such portion of the Claims shall be in Cash (for the avoidance of doubt, if the recovery on account of such portion of the Claims is 24 points, then not less than 23 points would be in Cash and not more than 1 point would be in the form of TWC Class A Common Stock); and

(y) except as set forth in the immediately preceding clause (x), holders of such Claims shall receive Cash on account of such Claims to the extent there is sufficient Cash in the “waterfall” structure incorporated into the Plan to pay Cash on account of such Claims, and to the extent of any Cash shortfall, then holders of such Claims shall receive TWC Class A Common Stock, provided, however, that the Debtors may not substitute TWC Class A Common Stock if the holders of the FrontierVision Holdco Notes, the FPL Note, or the Olympus Parent Notes are receiving Plan Consideration on account of the principal and interest components of such Claims which includes Cash unless such Claims are pari passu with Allowed Operating Company Trade Claims in the applicable Debtor Group; and

(c)           in no event shall such Operating Company Trade Claims receive less favorable treatment in terms of the form of Plan Consideration distributed on account of such Claims than that received by holders of other general unsecured claims within the applicable Debtor Group (it being agreed that the Bank Claims and the FPL Note are secured by certain pledges of stock and therefore are not considered general unsecured claims for purposes of this Paragraph).

4.             Approval of Plan Modifications; Creditors’ Committee Support:

(a)           The proposed plan modifications contemplated by this Agreement (the “Plan Modifications”) shall be incorporated into the Modified Plan.  Not later than five (5) business days after the full execution of this Agreement by the Parties, the Debtors shall file with the Bankruptcy Court (i) a motion seeking Bankruptcy Court approval of this Agreement and the Plan Modifications, as part of the confirmation process, pursuant to Bankruptcy Rule 9019 and sections 1123, 1127 and 1129 of the Bankruptcy Code, and (ii) a motion (the “New Recommendation Motion”) seeking Bankruptcy Court approval of (a) the New Recommendation (defined below) pursuant to section 1125(b) of the Bankruptcy Code, and (b) the protections afforded pursuant to section 1125(e) of the Bankruptcy Code with respect to the New Recommendation.  In connection with such filings and the Debtors’ obligations hereunder, the Debtors shall promptly, and in good faith, pursue confirmation of the Modified Plan.  The Parties agree that if no objections to the New Recommendation Motion are filed, then the Debtors may present for consideration and entry without a hearing by the Bankruptcy Court a proposed order allowing the New Recommendation Motion.  The foregoing filings referred to in this Paragraph 4 shall be in a form reasonably satisfactory to counsel to the Trade Committee.  Not later than five (5) business days after the full execution of this Agreement by the Parties, the Debtors shall also file a Form 8-K with the United States Securities and Exchange Commission concerning the Debtors’ entry into this Agreement with the Trade Committee.

(b)            Promptly upon execution of this Agreement, the Debtors and the Trade Committee shall undertake good faith efforts to obtain the support of the Official Committee of Unsecured Creditors for this Agreement.

5.             Trade Committee Support and Claim Holdings:  So long as the Modified Plan provides for the Plan Modifications, and otherwise is consistent with this Agreement, but subject, in all respects, to the Provisos (as defined below), the Trade Committee and the Trade Committee Members shall support confirmation of the Modified Plan and shall not object to, oppose or otherwise seek to modify or delay approval or confirmation of the Modified Plan or the occurrence of its Effective Date.  As soon as reasonably practicable after obtaining the Bankruptcy Court’s approval of the New Recommendation Motion, the Debtors, on behalf of the Trade Committee, shall distribute a letter (the “New Recommendation”) by which the Trade Committee recommends and urges all holders of Trade Claims against all Debtor Groups other than the Holding Company Debtor Group (collectively, the “Operating Companies”) to vote to accept the Modified Plan (and, if such holders already have voted to reject the Existing Plan, to supersede such earlier vote with a new ballot that votes to accept the Modified Plan).  A copy of the New Recommendation is annexed hereto as Exhibit A.

Each Trade Committee Member represents and warrants, on a several but not joint basis, that, as of the date hereof, it is the legal or beneficial holder of, or holder of investment and voting authority over, the Operating Company Trade Claims set forth in the list provided to the Debtors by the Trade Committee on March 17, 2006 (collectively, the “Subject Claims”) and has or will have the authority to vote or direct the voting of claims relating to such Claims.  Subject to the Provisos, each Trade Committee Member believes that consummation of the Modified Plan, consistent with this Agreement, is in its best interests.  Accordingly, each Trade Committee Member will support the Modified Plan and hereby agrees, without any further action by it or any other person, that all Operating Company Trade Claims held by or subsequently acquired by it shall be deemed to have voted to accept the Modified Plan, whether or not a vote previously has been cast to accept or reject the Existing Plan in respect of such Claims, consistent with the terms and conditions of this Agreement.  Without limiting the foregoing, the Trade Committee and each Trade Committee Member commits to, for so long as this Agreement remains in effect (but subject, in all respects, to the Provisos):

a.                     support the Modified Plan and use its reasonable efforts to facilitate the Debtors’ filing, confirmation and consummation of the Modified Plan at the earliest practicable date;

b.                     not pursue, propose, support, vote to accept or encourage the pursuit, proposal or support of, any chapter 11 plan, or other restructuring or reorganization for the Debtors, directly or indirectly, that is not consistent with this Agreement and the Modified Plan;

c.                     not, nor encourage any other person or entity, to execute or file any ballot rejecting the Plan, or otherwise interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the Modified Plan;

d.                     not commence any proceeding or prosecute any objection to oppose or object to the Modified Plan, and not to take any action that would delay approval, confirmation or consummation of the Modified Plan, provided that the Debtors acknowledge that without violating the terms of this Agreement, the Trade Committee or any Trade Committee Member may: (i) participate in any proceedings, and assert positions, with respect to the determination of the Deemed Value of the TWC Class A Common Stock to be distributed to creditors under the Modified Plan; and (ii) participate in any proceedings, and assert positions, with respect to the Inter-Creditor Dispute; and

e.                     not take any action inconsistent with the purposes of this Agreement;

in each case consistent with the terms and provisions of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) if any Trade Committee Member is appointed to or serves on the Creditors’ Committee, the terms of this Agreement shall not be construed to limit such Trade Committee Member’s exercise of its fiduciary duties in its role as a member of the Creditors’ Committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement, and (ii) this Agreement applies to each Trade Committee Member solely in its capacity as a Trade Committee Member and as the holder of Operating Company Trade Claims, such that nothing herein shall subject any Trade Committee Member to an obligation to act or refrain from acting in any manner with respect to Claims other than Operating Company Trade Claims that such Trade Committee Member holds against any Debtor Group, including, without limitation, in each of the following cases on account of Claims other than Operating Company Trade Claims, taking any actions prohibited by this Agreement or this Paragraph 5 as to Operating Company Trade Claims, voting to reject the Plan, objecting to confirmation of the Plan, participating and asserting certain positions in the Inter-Creditor Dispute or taking any other action in the Chapter 11 Cases on account of such Claims as such Trade Committee Member may determine in its sole discretion (the preceding subparagraphs (i) and (ii), together, the “Provisos”).

6.             Pending Litigation/Discovery:

(i)            Upon execution of this Agreement by all Parties, the Trade Committee shall:

a.             stay the prosecution of its appeal of the Government Settlement Agreements (the “Government Settlement Appeal”); provided that the Trade Committee shall withdraw with prejudice the Government Settlement Appeal as soon as practicable after the Effective Date of the Modified Plan; and

b.             withdraw its pending discovery requests;

without prejudice to the rights of the Trade Committee to prosecute the Government Settlement Appeal and re-serve such discovery in the event of the occurrence of a Termination Event (defined below).  Notwithstanding anything contained herein to the contrary, in the event of a Termination Event, the Debtors and the Trade Committee promptly shall confer in good faith to determine whether they can agree, under the circumstances then present, on the Debtors’ obligations, if any, with respect to any such re-served discovery requests.  In the event the parties cannot reach agreement they shall cooperate in promptly seeking Bankruptcy Court resolution of such dispute.

(ii)           Reference is made to the agreement between the Debtors and the Trade Committee set forth in the electronic mail correspondence between Jamie M. Ketten, Esq. and Sunni P. Beville, Esq. dated as of January 26, 2006 regarding the general continuance of certain deadlines, which is hereby incorporated herein by reference except for the last sentence of Paragraph 5 thereof  (the “Tolling Agreement”).  Upon termination of this Agreement, the Debtors and counsel for the Trade Committee promptly shall confer in good faith to determine an appropriate timeline for the establishment of the various deadlines set forth in the Tolling Agreement (in order to limit, to the extent reasonably practicable under the circumstances, prejudice, if any, to the Debtors and the

Trade Committee), and in the event such Parties cannot reach agreement the Bankruptcy Court shall determine any such dispute.

7.             Claims Reconciliation:

(i)            The Debtors shall undertake reasonable good faith efforts to address and reconcile, to the extent practicable, the Trade Committee Members’ Operating Company Trade Claims as soon as reasonably possible under the circumstances.  In the event that, notwithstanding such good faith efforts, a Trade Committee Member’s Operating Company Trade Claims have not been resolved prior to the Effective Date, the Reorganized Debtors and the Plan Administrator, as applicable, shall be obligated to undertake the same efforts as the Debtors were obliged (before the Effective Date).  The Trade Committee shall have the right to seek Bankruptcy Court enforcement of the  obligations of the Debtors, Reorganized Debtors and the Plan Administrator in this Paragraph 7 and to have its reasonable fees and expenses incurred in doing so reimbursed.

(ii)           Prior to Bankruptcy Court approval of this Agreement, the Trade Committee shall have the right to monitor and review the projected amount of (and, if necessary, challenge) Administrative Expense Claims, Fee Claims, Priority Tax Claims, DIP Lender Claims, Other Priority Claims, Secured Tax Claims and Other Secured Claims, and Bank Claims to ensure the Debtors have adequate Cash to pay the amount set forth in Paragraph 3 in Cash, subject to the limited exceptions set forth therein.

8.             Trade Committee Fees and Expenses:

(i)            Stated Fee Reimbursement: The Debtors shall support the payment of, and shall not oppose or object to, nor encourage any other person or entity to oppose or object to, the reasonable fees and expenses of the Trade Committee’s professionals in representing the Trade Committee in the Chapter 11 Cases based on the hourly billings (plus expenses) of such professionals (the “Stated Fee Reimbursement”).  The Trade Committee’s professionals shall file fee applications (“Fee Applications”) with the Court in support of the Stated Fee Reimbursement, which filings shall be made on or before the deadline for filing final applications for Fee Claims as set forth in Section 2.02 of the Existing Plan  (the “Fee Application Deadline”) and shall be subject to review by the Debtors and other parties in interest solely as to the reasonableness of the such fees and expenses.  To the extent the Fee Applications are allowed by the Bankruptcy Court, the Debtors shall be required to reimburse the amounts paid by members of the Trade Committee on account of the Stated Fee Reimbursement, in the manner directed by the Trade Committee’s counsel (Brown Rudnick Berlack Israels LLP (“Brown Rudnick”)).

The Trade Committee represents that as of March 31, 2006, the Trade Committee’s professionals have incurred hourly billings plus expenses of approximately $2.13 million.  The Parties acknowledge that the Stated Fee Reimbursement shall include reimbursement for all reasonable fees (based on hourly billings) and expenses incurred through February 28, 2006 plus such additional reasonable fees (based on hourly billings) and expenses that may be incurred by the Trade Committee’s professionals at the direction of the Trade Committee relating to: (A) the preparation, administration, prosecution for approval and enforcement of this Agreement, including without limitation, representing the Trade Committee in connection with the confirmation of the Modified Plan and any hearings related thereto and the performance of any functions that might be requested by the Debtors to facilitate obtaining confirmation of the Modified Plan; (B) the determination of the Deemed Value of the TWC Class A Common Stock to be distributed to creditors under the Modified Plan (with respect to which the Trade Committee reserves all of its rights to challenge such Deemed Value); (C) the Trade Committee’s monitoring and diligence with respect to Administrative Expense Claims, Fee Claims, Priority Tax Claims, DIP Lender Claims,

Other Priority Claims, Secured Tax Claims and Other Secured Claims, and Bank Claims which may cause the Debtors to fail to have adequate Cash to comply with Paragraph 3 of this Agreement; (D) the Trade Committee’s right, if any, to challenge any Administrative Expense Claims and Fees Claims which (1) has the effect of increasing the aggregate Allowed Administrative Expense Claims and Allowed Fee Claims to in excess of 150% of the estimates therefor set forth in the Disclosure Statement, and (2) may cause the Debtors to fail to have adequate Cash to comply with Paragraph 3 of this Agreement; (E) the Trade Committee’s role in the Inter-Creditor Dispute, and (F) the representation of Sierra Liquidity Fund, LLC, a member of the Trade Committee, in its capacity as a member of the official unsecured creditors’ committee appointed in these cases.

(ii)           Contingent Fee Claim: The Trade Committee represents that in addition to the Trade Committee’s agreement to pay Brown Rudnick its standard hourly rates, in order to further incentivize Brown Rudnick, the Trade Committee agreed to support an application by Brown Rudnick for a contingent fee payment based upon the improvement (in excess of the Federal Judgment Rate) in the recoveries of the Operating Company Trade Claims on account of postpetition interest. The Debtors shall, in addition to payment of the Stated Fee Reimbursement, not oppose or object to any such contingent fee claim filed by Brown Rudnick Berlack Israels LLP (on account of its contingent fee arrangement with the Trade Committee), not to exceed $5 million (less the amount of the Stated Fee Reimbursement), pursuant to section 503(b) of the Bankruptcy Code or other applicable law (the “Contingent Fee Claim”) with respect to services rendered in connection with their rendition of services to the Trade Committee which application shall be filed on or before the Fee Application Deadline.  The foregoing shall be without prejudice to the rights of other parties in interest to be heard with respect to any such Contingent Fee Claim.  In no event shall the Contingent Fee Claim and the Stated Fee Reimbursement aggregate more than $5 million.

9.             Impairment:  Each Trade Committee Member acknowledges and agrees that the treatment of the Subject Claims under the Modified Plan results in such Claims being “impaired” within the meaning of the Bankruptcy Code.

10.           Limitations on Transfer:  Each Trade Committee Member hereby agrees not to (a) sell, transfer, assign, pledge, or otherwise dispose, directly or indirectly their right, title or interest in respect of the Subject Claims, in whole or in part, or any interest therein, or (b) grant any proxies, deposit any of its claims into a voting trust, or enter into a voting agreement with respect to any such Subject Claims (clauses (a) and (b), collectively, a “Transfer”) unless the recipient of such Subject Claim (a “Transferee”) agrees in writing (such writing, a “Transferee Acknowledgment”), prior to such Transfer, to be bound by this Agreement in its entirety without revisions (including with respect to any and all other Operating Company Trade Claims it already may hold prior to such Transfer (the “Purchased Claims”)).  Upon the execution of the Transferee Acknowledgment, the Transferee shall be deemed to be a party to this Agreement with respect to the Purchased Claims and all Operating Company Trade Claims already held or subsequently acquired by it.  Any Transfer that does not comply with this Paragraph shall be void ab initio.  In the event of a Transfer, the transferor shall, within three (3) business days thereof, provide written notice of such transfer to the Debtors, together with a copy of the Transferee Acknowledgment.  No Trade Committee Member may create any subsidiary, affiliate or other vehicle or device for the purpose of acquiring any Operating Company Trade Claims without first causing such subsidiary or affiliate to become a party hereto.

11.           Further Acquisition of Trade Claims:  This Agreement shall in no way be construed to preclude any Trade Committee Member from acquiring additional Operating Company Trade Claims.  However, any such additional Operating Company Trade Claims so acquired shall, whether or not the Trade Committee Member holds any Operating Company Trade Claims at the time of the acquisition, automatically be deemed to be (i) “Subject Claims,” (ii) subject to all of the terms of this Agreement, and (iii) voted to accept the Modified Plan, whether or not a vote previously has been cast to accept or reject the Existing Plan or the Modified Plan in respect of such Operating Company Trade Claims.

12.           Condition to each Party’s Obligations:  Each Party’s obligations under this Agreement are subject to the execution of this Agreement by each of the following persons:

(i)            the Debtors;

(ii)           the Trade Committee; and

(iii)          each Trade Committee Member that is a Party hereto.

13.           Termination Events:   The occurrence of each of the following events shall constitute a “Termination Event”:

a.                     the Modified Plan when filed with the Bankruptcy Court, or later amended by the Debtors and filed with the Bankruptcy Court, shall not be consistent with the terms of this Agreement;

b.                     the Modified Plan is amended, without the Trade Committee’s consent, as a result of the occurrence of the circumstances described in Paragraph 1(w), (x) or (y) of this Agreement, and such Modified Plan, as amended, is filed with the Bankruptcy Court;

c.                     if the Modified Plan is amended to modify the form of Plan Consideration to be paid to holders of Allowed Operating Company Trade Claims, in the event the TW Expanded Transaction is consummated, in Debtor Groups in addition to the Century-TCI and Parnassos Debtor Groups and such Modified Plan as amended is filed with the Bankruptcy Court;

d.                     the Debtors’ chapter 11 cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

e.                     any court of competent jurisdiction shall declare in a final, non-appealable order that this Agreement is unenforceable;

f.                      the Modified Plan is withdrawn by the Debtors;

g.                     the Bankruptcy Court enters an order either denying (i) approval of the Plan Modifications; or (ii) confirmation of the Modified Plan;

h.                     the termination of the Sales Transaction (other than by consummation); and

i.                      unless waived in writing by the Debtors and the Trade Committee (the “Required Parties”), any representation or warranty of any Party made or deemed made herein is incorrect in any material respect on or as of the date made or deemed made and such default (unless it is a willful misrepresentation) shall continue unremedied for a period of five (5) days after the earlier of (i) the date upon which the relevant Party knew of such failure or (ii) the date upon which written notice thereof is given by any Party to the other Parties hereto.

The Termination Events described in subparagraphs (a) through (c) above are referred to hereinafter, collectively, as the “Trade Committee Termination Events” and each individually, a

“Trade Committee Termination Event.”  The Termination Events described in subparagraphs (d) through (i) above are referred to hereinafter, collectively, as the “Parties’ Termination Events” and each individually, a “Parties’ Termination Event.”

Nothing in this Paragraph 13 that provides for termination shall otherwise modify any of the Parties’ obligations to abide by the terms of this Agreement.

14.           Termination of this Agreement:

(i)            Trade Committee Termination Event.  The Trade Committee shall provide the Debtors with written notice (the “Termination Notice”) of the Trade Committee’s election to terminate this Agreement as a result of the occurrence of a Trade Committee Termination Event no later than five (5) business days of the date the Trade Committee acquires actual knowledge of, or should reasonably have known of, the occurrence of such Termination Event, provided that the Debtors shall be entitled to a five (5) day grace period following receipt of the Termination Notice to cure any such alleged Termination Event.  If no such election timely is made by the Trade Committee with respect to a Trade Committee Termination Event, then the Trade Committee shall not have the right to terminate this Agreement on account of such event.

(ii)           Parties’ Termination Event.  Upon the occurrence of a Parties’ Termination Event, this Agreement shall terminate following written notice by either the Debtors or the Trade Committee of such occurrence, of any of the Termination Events provided that (i) a breaching party shall not be entitled to terminate this Agreement on account of its own breach of this Agreement, (ii) neither the Trade Committee nor a Trade Committee Member shall be entitled to terminate this Agreement on account of a breach by either the Trade Committee or a Trade Committee Member of this Agreement, (iii) the Debtors may not terminate this Agreement or cause this Agreement to be terminated by withdrawing the Modified Plan for the purpose of filing another Plan with the effect of avoiding the Debtors’ obligations hereunder, and (iv) the Debtors and the Trade Committee shall be entitled to a 5-day grace period following receipt of a termination notice to cure any such alleged Termination Event.

15.           Effect of Termination:  Upon termination of this Agreement pursuant to Paragraph 14, all obligations hereunder shall terminate and shall be of no further force and all Subject Claims shall be deemed to vote to reject the Existing or Modified Plan (unless otherwise agreed to in writing by any Trade Committee Member) and the Trade Committee and any Trade Committee Member shall be entitled to object, oppose or otherwise seek to modify or delay approval or confirmation of the Existing or Modified Plan or the occurrence of its Effective Date; provided however, that any claim for breach of this Agreement, other than a claim for breach of the representation set out in Paragraph 16(e), shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; provided further however, that the breach of this Agreement by one or more Trade Committee Members shall not create any rights or remedies against any non-breaching Trade Committee Member unless such non-breaching Trade Committee Member has participated in or aided and abetted the breach by the breaching Trade Committee Member; and provided further however, that any breach of this Agreement by the Debtors (except for any bad faith breach) shall not give rise to a claim or alleged claim for affirmative damages against the Debtors.  Except as set forth above in this Paragraph 15, upon such termination or consummation of the Modified Plan, any obligations of the non-breaching Parties set forth in this Agreement shall be null and void ab initio and all claims, causes of action, remedies, defenses, setoffs, rights or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever.  The Parties acknowledge that upon termination of this

Agreement pursuant to Paragraph 14 hereof, the Tolling Agreement shall continue in full force and effect subject to its terms.

16.           Representations and Warranties:  The Debtors and each Trade Committee Member, on a several but not joint basis, represents and warrants to each other Party that the following statements are true, correct and complete as of the date hereof (except to the extent the Debtors require the approval and/or authorization of the Bankruptcy Court) and to the extent applicable to such party:

a.                     Corporate Power and Authority.  If not a natural person, it is duly organized, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

b.                     Authorization. If not a natural person, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

c.                     Binding Obligation.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

d.                     No Conflicts.  The execution, delivery and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it, or, if applicable, any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) except with respect to the Debtors, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or, if applicable, any of its subsidiaries is a party.

e.                     Accuracy of Information. Accuracy of Information Provided.  The Debtors represent that, to the best of their knowledge, after reasonable inquiry, (i) information provided to the Trade Committee by the Debtors in connection with this Agreement, does not contain any material misstatement of fact, nor does it fail to state a fact necessary to make the information not materially misleading and (ii) the statements made by the Debtors in the various representations set forth herein are true and accurate.

17.           Amendment or Waiver:  Except as otherwise specifically provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of the Required Parties.  No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

18.           Notices:  Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery or electronic mail delivery, as follows:

a.                     if to the Debtors, to Marc Abrams and Paul Shalhoub, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, fax: 212-728-8111, email: mabrams@willkie.com and pshalhoub@willkie.com; and

b.                     if to the Trade Committee, to Edward Weisfelner, Brown Rudnick Berlack Israels LLP, Seven Times Square, New York, NY 10036, fax: 212-209-4801, email: eweisfelner@brownrudnick.com; and Steven Pohl, Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, MA 02111, fax: 617-856-8201, email: spohl@brownrudnick.com.

19.           Governing Law; Jurisdiction:  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION, AND ANY APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that (i) any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, must be brought in the Bankruptcy Court, and (ii) each such Party irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum of all matters arising out of or in connection with this Agreement.

20.           Specific Performance:  This Agreement, including without limitation the Parties’ agreement herein to support and vote for the Modified Plan and to facilitate its confirmation and consummation, is intended as a binding commitment enforceable in accordance with its terms.  It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach.

21.           Cooperation:  Each Party shall cooperate with the other Parties to do or cause to be done all things as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Agreement and shall not take any action contrary to the essential intent and principles of this Agreement.

22.           Headings:  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23.           Interpretation:  This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

24.           Successors and Assigns:  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns (including, but not limited to, Transferees under Paragraph 10 above), heirs, executors, administrators and representatives.

25.           No Third-Party Beneficiaries:  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

26.           Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed signature page of this Agreement.

27.           Representation by Counsel:  Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with this Agreement and the transactions contemplated herein.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

28.           Entire Agreement:  This Agreement and the exhibits and schedules hereto constitute the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

29.           Several not Joint:  The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

30.           Settlement Discussions:  This Agreement is part of a proposed settlement of a dispute among the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any other applicable federal or state rules of evidence, this Agreement and all discussions and negotiations relating hereto shall be privileged and shall not be used in any manner, nor be admissible into evidence in any proceeding, other than in a proceeding to obtain approval of the Modified Plan or to enforce or interpret this Agreement.  If the Bankruptcy Court refuses to confirm the Modified Plan or the Effective Date does not occur through no fault or action of any Party hereto, the terms of this Agreement shall not be binding on any of the Parties hereto and this Agreement shall not be admissible for any purpose in any other action, matter or proceeding.

[Rest of Page Intentionally Left Blank]

WILLKIE FARR & GALLAGHER LLP

By:	/s/ Marc Abrams
Marc Abrams Paul Shalhoub (Members of the Firm) 787 Seventh Avenue New York, NY 10019 Tel: (212) 728-8000 Counsel for the Debtors

BROWN RUDNICK BERLACK ISRAELS LLP

By:	/s/
Edward Weisfelner Steven Pohl (Members of the Firm) 120 West 45th Street New York, NY 10036 Tel: (212) 704-0100 Counsel for the Trade Committee

Dated: March 16, 2006	ASM Capital, LP

/s/ Douglas Wolfe
By: Douglas Wolfe Name: Title: General Counsel

Dated: March 16, 2006	ASM Capital II, LP

/s/ Douglas Wolfe
By: Douglas Wolfe Name: Title: General Counsel

Dated: March , 2006	Amroc Investments, LLC

By:
Name:
Title:

Dated: March 14, 2006

Avenue Investments, LP*

Avenue Investments, LP
By:	Avenue Partners, LLC, General Partner

/s/ Sonia Gardner
By:	Sonia Gardner, Member
* Amroc Investments, LLC holds claims for the benefit of Avenue Investments, LP

Dated: March 14, 2006

Avenue International, Ltd*

By:	Avenue International, Ltd.
By:	Avenue International Advisors, LLC, Its manager

/s/ Sonia Gardner
By:	Sonia Gardner, Member
* Amroc Investments, LLC holds claims for the benefit of Avenue International, Ltd

Dated: March 14, 2006

Avenue Special Situations Fund II, LP*

Avenue Special Situations Fund II, L.P.
By:	Avenue Capital Partners II, LLC, General Partner
GL Partners II, LLC, Managing Member of General Partner

/s/ Sonia Gardner
By:	Sonia Gardner, Member
* Amroc Investments, LLC holds claims for the benefit of Avenue Special Situations Fund II, LP

Dated: March 14, 2006

Avenue Special Situations Fund III, LP*

Avenue Special Situations Fund III, L.P.
By:	Avenue Capital Partners III, LLC, General Partner
GL Partners III, LLC, Managing Member of General Partner

/s/ Sonia Gardner
By:	Sonia Gardner, Member
* Amroc Investments, LLC holds claims for the benefit of Avenue Special Situations Fund III, LP

Dated: March 20, 2006	Bear, Stearns & Co. Inc.

/s/ Laura L. Torrado
By: Laura L. Torrado Name: Title: Senior Managing Director

Dated: March 16, 2006	Canpartners Investments IV LLC

/s/ Mitch Julis
By: Mitch Julis
Name:
Title: Managing Partner

Dated: March 15, 2006	Contrarian Funds, LLC
By: Contrarian Capital Management, LLC as Manager

/s/ Jon R. Bauer
By: Jon R. Bauer
Name:
Title: Managing Member

Dated: March 15, 2006	Contrarian Capital Trade Claims, LP
By: Contrarian Capital Management, LLC as General Partner

/s/ Jon R. Bauer
By: Jon R. Bauer
Name:
Title: Managing Member

Dated: March , 2006	Deutsche Bank Securities Inc.

By:
Name:
Title:

Dated: March 17, 2006	Longacre Master Fund, Ltd.

/s/ Steven Weissman
By:
Name: Steven Weissman
Title: Director

Dated: March 17, 2006	Longacre Acquisition, LLC as nominee and agent for SPhinX Distressed Fund SPC acting for and on behalf of the SPhinX Distressed (Longacre), Segregated Portfolio

/s/ Steven Weissman
By:
Name: Steven Weissman
Title: Director

Dated: March , 2006	Merrill Lynch Credit Products, LLC

By:
Name:
Title:

Dated: February , 2006	Satellite Senior Income Fund, LLC By: Satellite Asset Management, L.P. Its Investment Manager

/s/ Simon Raykher
By: Simon Raykher
Name:
Title: General Counsel

Dated: February , 2006	Satellite Senior Income Fund II, LLC By: Satellite Asset Management, L.P. Its Investment Manager

/s/ Simon Raykher
By: Simon Raykher
Name:
Title: General Counsel

Dated: February , 2006	Sierra Liquidity Fund, LLC

/s/ Scott D. August
By: Scott D. August
Name:
Title: Vice President

Dated: February , 2006	Sierra Nevada Liquidity Fund, LLC

/s/ Scott D. August
By: Scott D. August
Name:
Title: Vice President

Dated: February , 2006	SPCP Group, LLC

/s/ Fred Fogel
By: Fred Fogel
Name:
Title: General Counsel

Dated: February , 2006	Special Situations Investing Group, Inc.

/s/ Albert Dombrowski
By: Albert Dombrowski
Name:
Title: Authorized Signatory

Dated: February , 2006	SSIG SPF One LQ, LLC

/s/ Albert Dombrowski
By: Albert Dombrowski
Name:
Title: Authorized Signatory

Dated: March 15, 2006	Stark Event Trading, Ltd.

/s/ Colin Lancaster
By: Colin Lancaster
Name:
Title: Authorized Signatory

Dated: March 15, 2006	Staro Asset Management, LLC

/s/ Colin Lancaster
By: Colin Lancaster
Name:
Title: Authorized Signatory

EXHIBIT A

AD HOC ADELPHIA TRADE CLAIMS COMMITTEE

c/o Brown Rudnick Berlack Israels LLP

Seven Times Square

New York, NY 10036

April     , 2006

TO:                          THE HOLDERS OF OPERATING COMPANY TRADE CLAIMS IN THE  ADELPHIA COMMUNICATIONS CORPORATION, ET AL BANKRUPTCY CASES

Brown Rudnick Berlack Israels LLP (“Brown Rudnick”) is counsel to the Ad Hoc Adelphia Trade Claims Committee (the “Trade Claims Committee”) in the bankruptcy cases of Adelphia Communications Corporation, et al. (collectively, the “Debtors”), Chapter 11 Case No. 02-41729 (REG) (Jointly Administered).  The Trade Claims Committee is comprised of certain institutions holding claims against the Operating Company Debtor Groups,(1) which institutions are set forth in the Sixth Amended 2019 Statement filed on September 26, 2005, by Brown Rudnick, as the same may be amended.

We write to advise you of the Trade Claims Committee’s position regarding the Debtors’ Modified Fourth Amended Joint Chapter 11 Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”), which modifies the Debtors’ November 21, 2005 proposed plan to reflect, among other things, the agreement described herein that was reached by the Trade Claims Committee and the Debtors in respect of Operating Company Trade Claim distributions (the “Operating Company Trade Claims Settlement”).  The Plan, described in and annexed to the Supplement to the Debtors’ Fourth Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the “Disclosure Statement Supplement”), as modified to reflect the Operating Company Trade Claims Settlement, provides, among other things, how trade claims against the Operating Company Debtor Groups will be treated.  (Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Disclosure Statement Supplement or the Plan.)

FOR THE REASONS DESCRIBED BELOW, THE TRADE CLAIMS COMMITTEE SUPPORTS THE PLAN AS MODIFIED TO REFLECT THE OPERATING COMPANY TRADE CLAIMS SETTLEMENT AND BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF TRADE CLAIMS AGAINST THE OPERATING COMPANY DEBTOR GROUPS UNDER THE CIRCUMSTANCES OF THESE CASES AND STRONGLY URGES THE HOLDERS OF OPERATING COMPANY TRADE CLAIMS TO VOTE TO ACCEPT THE PLAN.

(1)                  The Operating Company Debtor Groups are all Debtor Groups described in the Debtors’ Fourth Amended Disclosure Statement except the Holding Company Debtor Group.

The Trade Claims Committee believes that the recoveries (and, particularly, the rate of post-petition interest) to be provided to holders of Trade Claims against the Operating Company Debtor Groups (the “Operating Company Trade Creditors”) in the Plan, as modified to reflect the Operating Company Trade Claims Settlement, represent a fair and reasonable compromise of the issues and positions raised by the Trade Claims Committee in support of Operating Company Trade Creditors’ recoveries.  Throughout these cases, the Trade Claims Committee, together with its legal advisor, Brown Rudnick, has advanced the position that Operating Company Trade Creditors are entitled to post-petition interest at a rate that is reflective of such Operating Company Trade Creditors’ rights under state law, and not merely the Federal Judgment Rate (in these cases, approximately 2% per annum), that was provided for in the November 21, 2005 version of the Plan for creditors without contracts or with contracts that did not include a stated rate of interest that is enforceable.  Specifically, the Trade Claims Committee has analyzed the state judgment rates in the primary states in which the Debtors conduct business, and has determined that a post-petition interest rate of 8% per annum fairly and adequately reflects the rights afforded to Operating Company Trade Creditors under state law.

As a result of the Trade Claims Committee’s efforts to advance its position in these cases and through negotiations, the parties have reached a consensual resolution regarding the post-petition interest rate to be afforded to Operating Company Trade Creditors, the terms of which are reflected in the Plan as modified to reflect the Operating Company Trade Claims Settlement.  Specifically, holders of Operating Company Trade Claims against all Operating Company Debtor Groups (whether or not there is an agreement or instrument giving rise to such Claims) will be paid in full plus post-petition interest at the rate of 8% per annum, except for Trade Claims against a limited number of Debtor Groups.(2)   That rate of post-petition interest will be paid regardless of whether such claims are (i) supported by a contract with a stated interest rate; or (ii) not supported by a contract with a stated interest rate.  The Trade Claims Committee submits that this resolution represents a fair and reasonable outcome under the circumstances of these Chapter 11 cases.  The form of consideration to be paid on account of such Operating Company Trade Claims is also addressed in the Operating Company Trade Claims Settlement.  While the Operating Company Trade Claims Settlement provides that such claims will be paid largely in cash, subject to certain exceptions and in some circumstances, payment may include a significant amount of stock.  To fully understand the form of consideration to be paid, you should read the Operating Company Trade Claims Settlement in coordination with the Plan.

In addition, the Debtors have agreed to pay the reasonable fees (based upon hourly billings) and expenses incurred by the Trade Claims Committee’s professionals in representing the Trade Claims Committee during these cases.  As of March 31, 2006, the Trade Claims Committee’s professionals have incurred fees (based upon hourly billings) plus expenses of approximately $2.13 million; the Trade Claims Committee’s professionals will incur further fees and expenses on behalf of the Trade Claims Committee through the end of these cases.  In

(2)                  More specifically, the accrual of postpetition interest with respect to Trade Claims against the Arahova, FrontierVision Holdco and Olympus Parent Debtor Groups remains subject to the Inter-Creditor Dispute proceeding, and the payment of postpetition interest with respect to these three groups and the Ft. Myers Debtors Group are dependant upon the provisions of Section 8.14 of the Plan.

addition, the Trade Claims Committee has agreed that Brown Rudnick Berlack Israels LLP is entitled to a contingent fee on account of the increase in the recoveries for Operating Company Trade Claims.  The contingent fee is computed based upon the difference between the post-petition interest at the federal judgment rate as afforded to unsecured creditors under the November 21, 2005 version of the Plan and the 8% post-petition interest rate achieved through the Operating Company Trade Claims Settlement.  As part of the consensual resolution reached, the Debtors will not oppose or object to any contingent fee claim filed by Brown Rudnick Berlack Israels LLP, which contingent fee claim shall not exceed $5 million (less the amount of the reimbursement of the reasonable fees (based upon hourly billing) and expenses described above).

The foregoing is not intended as a substitute for the Disclosure Statement Supplement. Operating Company Trade Claim holders should read the Disclosure Statement Supplement and the Plan in their entirety, and then make their own respective independent decision as to whether the Plan is acceptable.

The Debtors have provided you with a Ballot to vote to accept or reject the Plan, which Plan has been modified to reflect the Operating Company Trade Claims Settlement.  In order to have your vote counted, you must complete and return the ballot in accordance with the procedures set forth therein and in the accompanying Disclosure Statement Supplement and Disclosure Statement Approval/Voting Procedures orders.  PLEASE READ THE DIRECTIONS ON THE BALLOT CAREFULLY AND COMPLETE YOUR BALLOT IN ITS ENTIRETY BEFORE RETURNING IT TO THE DEBTORS’ BALLOTING AGENT.

Your timely vote is important, as only those holders of Operating Company Trade Claims that timely vote on the Plan will have their vote counted for purposes of determining whether the classes of Claims in the Plan in which Operating Company Trade Claims have been classified have accepted the Plan.  In short, the Trade Claims Committee supports approval of the Plan, as modified to reflect the Operating Company Trade Claims Settlement,  and strongly recommends that you timely vote to accept the Plan in accordance with the procedures that have been established by the Bankruptcy Court.  If you already have voted to reject the Plan, the Trade Claims Committee strongly recommends that you change your vote to one accepting the Plan in accordance with the procedures that have been established by the Bankruptcy Court. If you need a new ballot, please call [TO COME].

[remainder of page intentionally left blank]

Very truly yours,

Attorneys for the Ad Hoc Trade Claims Committee

BROWN RUDNICK BERLACK ISRAELS LLP

By:
Edward S. Weisfelner, Esq.